Filed pursuant to Rule 424(b)(3)
Registration Statement No. 333-124144

Supplement No. 3

(Dated July 19, 2006)

to

Trend Mining Company Prospectus

Dated March 13, 2006

SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)    June 8, 2006

TREND MINING COMPANY
(Exact Name of Registrant as Specified in its Charter)
Delaware	0-31159	81-0304651
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
5439 South Prince Street Littleton, Colorado 80120
(Address of Principal Executive Offices) (Zip Code)
(303) 798-7363
(Registrant's Telephone Number, Including Area Code)
Not Applicable
(Former name or former address, if changed from last report)

             Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

     Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4c))

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On June 19, 2006, the Registrant issued a press release stating Michael Sharratt, a director of the Registrant, unexpectedly passed away on June 14, 2006.

The press release is attached as Exhibit 99.1 hereto.

Item 9.01	Financial Statements and Exhibits

(c)	Exhibits

99.1	Press release of the Registrant, dated June 19, 2006.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 19, 2006
TREND MINING COMPANY
By: /s/ Thomas A. Loucks
Name: Thomas A. Loucks Title: President and Chief Executive Officer

EXHIBIT 99.1

FOR IMMEDIATE RELEASE on June 19, 2006

TREND MOURNS LOSS OF MICHAEL SHARRATT,
DIRECTOR AND FORMER CHAIRMAN

Denver, CO-Trend Mining Company (OTC-TRDM.OB) regrets to inform the international mining community of the loss of J. Michael Sharratt, Director, who passed away suddenly on June 14, 2006.

Michael Sharratt became a member of the Board of Directors of Trend Mining at the invitation of Thomas Kaplan, a major shareholder of Trend, and began serving as the Company’s Chairman in August of 2000. He continued in that role until May, 2004, when he stepped down but continued as a Director and as a member of several committees of the Board.

Mr. Sharratt was one of the most distinguished platinum-group exploration geologists in North America, with direct, hands-on experience involving North America’s most important platinum group metals project at Stillwater, Montana. Mr. Sharratt had a long career with Manville Corp. — the co-developer of the Stillwater platinum/palladium mining complex — beginning as an exploration geologist and ultimately having responsibility for all of Manville’s mineral exploration projects worldwide and oversight responsibility for ore development at nine operating mines in six countries.

Mr. Sharratt was a principal figure in the exploration and development of the Stillwater project, initially a joint venture with Chevron Resources and then later incorporated as Stillwater Mining Company (NYSE: SWC). He served from 1992-1994 as President and from 1994-1997 as Vice Chairman of the company. Mr. Sharratt was also a member of the International Precious Metals Institute, serving both as a Director and as President (the latter, in 1998/1999), as well as the Canadian Institute of Mining and Metallurgy and the Society of Mining Engineers.

Ishiung Wu, current Chairman of Trend and an exploration manager with Chevron Minerals during the 1980s, said of Mr. Sharratt, “At Stillwater, Mike was instrumental in the initial stage of the JM Reef discovery (JM stands for Johns Manville — the most significant platinum-palladium ore layer in the district), and he oversaw the initial mine development at the West Fork Adit and the Three Counties Environmental Impact Study for Stillwater. The latter study established the foundation for the eventual joint venture and mine development. Mike commanded the respect and trust of all JV partners, which were key factors in the success of the venture.
His passing is a major loss for those who knew him.”

Thomas Loucks, Trend’s President, added, “In part because of Mike’s long association with the Stillwater district, it’s ironic that Trend today controls the Mouat nickel-copper deposit, which we hope will be an important element in the next phase of development of the Stillwater district. Mike was pleased to see Trend’s entrée into his old stomping ground, but, as we move forward, we will miss his advice and counsel and also sharing the excitement of the program with him.”

For further information, contact:	Thomas Loucks, President & CEO Trend Mining Company 303-798-7363